Exhibit 10.84

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of January 31, 2011, between Caesars Entertainment Operating Company, Inc. (formerly known as Harrah’s Operating Company, Inc.), with offices at One Caesars Palace Drive, Las Vegas, Nevada (the “Company”), and Mary H. Thomas (“Executive”).

The Company and Executive agree as follows:

1. Introductory Statement. The Company desires to secure the services of Executive as Senior Vice President Human Resources effective as of the date hereof (the “Effective Date”), and Executive is willing to execute this Agreement with respect to his or her employment. This Agreement supersedes the employment agreement between the Company and Executive dated February 28, 2008 (the “Prior Employment Agreement”).

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a period beginning on the Effective Date and ending on the fourth anniversary thereof (the “Initial Term”); provided that, on the fourth anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless, at least sixty (60) days prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Employment Term”).

2. Agreement of Employment. Effective as of the Effective Date, the Company agrees to, and hereby does, employ Executive, and Executive agrees to, and hereby does, accept continued employment by the Company, in a full-time capacity as Senior Vice President Human Resources pursuant to the provisions of this Agreement and of the bylaws of the Company, and subject to the control of the individual or individuals to whom Executive reports and the Board of Directors (the “Board”).

3. Executive’s Obligations. During the period of his or her service under this Agreement, Executive shall devote substantially all of his or her time and energy during business hours to the benefit of the Company’s business. Executive agrees to serve the Company diligently and to the best of his or her ability, and to follow the policies and directions of the Company.

4. Compensation.

4.1 Base Salary. As compensation for all services performed by Executive under and during the Employment Term, the Company shall pay to Executive a base salary at the rate of $525,000 per year, in equal bi-weekly installments in accordance with its customary payroll practices. The Human Resources Committee of the Board or any successor committee responsible for setting compensation levels for executives (the “Committee”) shall, in good faith, review the salary of Executive, on an annual basis, with a view to consideration of appropriate merit increases (but not decreases) in such salary. Such base salary, as may be increased from time to time, is hereafter referred to as the “Base Salary.” All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.

4.2 Bonus. Executive will participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board.

4.3 Retention Bonus. As of each Payment Date (defined below), if (i) Executive is an employee of the Company as Senior Vice President, Human Resources, (ii) neither Executive nor the Company has given notice of termination pursuant to the terms of this Agreement and (iii) Executive is not in breach of this Agreement, then the Company shall pay to Executive the following amounts on the following dates (each a “Payment Date”):

Payment Date	Amount
February 15, 2011	$100,000
February 15, 2012	$100,000
February 15, 2013	$75,000

The parties shall mutually discuss if further similar payments shall be payable to the Executive thereafter for 2014 and beyond. All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.

If Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

5. Equity Award. Executive is eligible for the grant of options (the “Options”) to purchase shares of non-voting common stock of the Company (the “Option Shares”) pursuant to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan dated as of February 27, 2008, as amended (the “Option Plan”). All grants of Options, if any, is subject to the review and approval of the Board or the Human Resources Committee of the Board, and Executive acknowledges and agrees that Executive has no right to the grant of any Options.

6. Benefits. During the Employment Term, except as otherwise provided herein, Executive shall be entitled to participate in any and all incentive compensation and bonus arrangements maintained by the Company for its similarly-situated executives and to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by the Company.

6.1 Health Insurance. Executive will receive the regular group health plan coverage(s) provided to similarly situated officers, which coverage(s) may be subject to generally applicable changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers. Executive will be required to contribute to the cost of the basic plan in the same manner as other similarly situated officers. Executive will receive coverage under no less favorable a health plan than other similarly situated officers.

6.2 Long Term Disability Benefits. Executive will be eligible to receive long term disability coverage paid by the Company in accordance with the terms of the Company’s policies.

6.3 Life Insurance. Executive will receive life insurance paid by the Company in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.4 Retirement Plan. Executive will also be eligible during the Employment Term to participate in the Company’s 401(k) Plan, as may be modified or changed. In addition, Executive will also be eligible during the Employment Term to participate in the Company’s deferred compensation plan, as may be modified or changed from time to time, in the same manner as other similarly situated officers of the Company.

6.5 Financial Counseling. During the Employment Term, Executive will also receive financial counseling in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.6 Vacation. Executive will be entitled to paid vacation in accordance with the terms of the Company’s policies.

6.7 Reimbursement of Expenses. The Company shall pay, or will reimburse Executive for, reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with Company policy.

6.8 D&O Insurance. The Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage, in amount and scope that is customary for a company of the Company’s size and nature, in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.9 Reimbursements; In-Kind Benefits. To the extent that any amount eligible for reimbursement or any in-kind benefit provided under this Agreement is deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following rules shall apply:

(a) Payment of such reimbursements shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred;

(b) All such amounts eligible for reimbursement or any in-kind benefit provided under this Agreement in one taxable year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any other taxable year; and

(c) The right to any such reimbursement or in-kind benefit hereunder shall not be subject to liquidation or exchange for any other benefit.

The parties intend that all reimbursements or in-kind benefits provided for hereunder will be made in a manner that makes such reimbursements and in-kind benefits consistent with or exempt from Section 409A of the Code.

7. Lifetime Medical Coverage. If (a) Executive reaches the age of fifty (50) and, when added to his or her number of years of continuous service with the Company, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or due to the Company’s delivery to Executive of a Notice of Non-Renewal as described in Section 9.1 below or is terminated by reason of disability as described in Section 9.4 below; or (b) Executive reaches the age of fifty-five (55) and has attained ten (10) years of continuous service with the Company, including any period of salary continuation, and at any time after the occurrence of both such events Executive’s employment terminates for any reason other than by the Company for “Cause” as described in Section 9.2 below, Executive and his or her then-eligible dependents shall be entitled to participate in the Company’s group health insurance plan, as amended from time to time by the Company, after Executive’s Separation Date or the end of the Salary Continuation Period, as applicable, for the remainder of Executive’s life (“Life Coverage Period”). During the Life Coverage Period, Executive shall pay twenty percent (20%) of then applicable premium for current employees (revised annually) on an after-tax basis each quarter, and the Company shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive to the extent required by the applicable provisions of the Code. As soon after the Separation Date as Executive becomes eligible for Medicare coverage, the Company’s group health insurance plan shall become secondary to Medicare. For the avoidance of doubt, the amount of health insurance benefits paid to Executive under this Section 7 shall be subject to the provisions of Section 6.9 herein.

If Executive engages in any of the activities described in Section 12.1 below during the Life Coverage Period, the entitlement of Executive and his or her then-eligible dependents to participate in the Company’s group health insurance plan shall terminate automatically, without any further action or notice by either party, subject to applicable COBRA rights, which shall commence on the Separation Date. If Executive engages in any of the activities described in said Section 12.1 in a business which does not compete with the Company or any of its subsidiaries during the Life Coverage Period, the Company’s group health insurance plan shall become secondary to any primary health insurance plan or coverage made available to Executive by that business.

8. Reserved.

9. Termination of Employment. The following provisions shall govern Executive’s rights to severance benefits (if any) upon a termination of his or her employment.

9.1 Termination Without Cause; Resignation for Good Reason; Company Failure to Renew.

(a) The Board reserves the right to terminate the Employment Term and Executive from his or her then current position without Cause at any time. Executive reserves the right to terminate the Employment Term and resign from his or her position for Good Reason (as defined in Section 11.2 herein) by giving the Company thirty (30) days written notice which states the basis for such Good Reason.

(b) Upon (x) the Company’s termination of Executive’s employment without Cause, (y) a termination of Executive’s employment due to the Company’s delivery to Executive of a Notice of Non-Renewal in accordance with Section 1 hereof (it being understood and agreed that (1) the Company’s obligations pursuant to this Section 9.1(b)(y) shall survive until fully discharged, notwithstanding the conclusion or expiration of the Employment Term and (2) for purposes of the Management Investor Rights Agreement, dated as of January 28, 2008, as amended, among Harrah’s Entertainment, Inc. and the other parties thereto, the termination of Executive’s employment with the Company due to the Company’s delivery to Executive of a Notice of Non-Renewal in accordance with Section 1 shall be treated as a termination of Executive’s employment without Cause) or (z) Executive’s resignation from his or her position for Good Reason as described in Section 9.1(a) above:

(i) The Company shall pay Executive, within thirty (30) days following his or her termination of employment, Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the date of termination (to the extent not theretofore paid) (the “Accrued Benefits”);

(ii) Subject to Executive executing and not revoking the release attached hereto as Exhibit B, the Company will pay Executive: (A) in approximately equal installments during the eighteen (18) month period following such termination (the “Severance Period”), a cash severance payment in an amount equal to 1.5 multiplied by his or her Base Salary as in effect on the date of termination (the “Severance Payment”) and (B) at the time it pays annual bonuses to its similarly situated active officers, a pro rated bonus for the year in which the termination of employment occurs if (x) as of the date of termination of employment, Executive has been employed with the Company for more than six (6) months, (y) the separation occurs after June 30 of the year in which the termination of employment occurs and (z) Executive is eligible to receive such bonus on the basis of actual performance in accordance with the terms of the applicable bonus plan. If applicable, Executive will be entitled to receive the benefits set forth on Exhibit A hereto during the Severance Period. Subject to the following sentence, the installments of the Severance Payment will be paid to Executive in accordance with the

Company’s customary payroll practices, and will commence on the first payroll date following the termination of Executive’s employment. Notwithstanding the foregoing, if, as of the date of termination, Executive is a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A of the Code (“Specified Employee”), installments of the Severance Payments will not commence, and payment of the pro rated bonus (if any) will not be made, until the first business day after the date that is six months following Executive’s “separation from service” within the meaning of subsection (a)(2)(A)(i) of Section 409A of the Code (the “Delayed Payment Date”) and, on the Delayed Payment Date, the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Severance Payment in installments in accordance with this Section; and

(iii) Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), neither the Company nor Executive shall have any additional obligations under this Agreement.

9.2 Termination for Cause or Resignation Without Good Reason.

(a) The Company will have the right to terminate the Employment Term and Executive’s employment with the Company at any time from his or her then-current positions for Cause (as defined in Section 11.1 herein). A resignation by Executive without Good Reason shall not be a breach of this Agreement.

(b) If the Employment Term and Executive’s employment are terminated for Cause, or if he or she resigns from his or her position without Good Reason, then: (i) Executive’s employment shall be deemed terminated on the date of such termination or resignation; (ii) Executive shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination; and (iii) his or her rights with respect to his or her Options and Option Shares will be as set forth in the New Option Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

9.3 Death.

(a) In the event that the Employment Term and Executive’s employment are terminated due to his or her death, (i) Executive’s right to receive his or her

Base Salary and benefits under this Agreement (other than the Accrued Benefits) will terminate, and his or her estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment, (ii) Executive’s estate shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination and (iii) Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of Executive’s beneficiary(ies).

(b) If Executive dies at a time when the Company owes Executive any Severance Payment(s) pursuant to Section 9.1(b), the Company shall pay such remaining Severance Payment(s) in a lump sum to Executive’s estate.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

9.4 Disability.

(a) If the Employment Term and Executive’s employment are terminated by reason of Executive’s disability (as defined below), he or she will be entitled to apply, at his or her option, for the Company’s long-term disability benefits and, if he or she is accepted for such benefits, then Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan, and the terms and provisions of the Company’s benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that:

(i) Executive will be entitled to the lifetime group insurance benefits described in Section 7;

(ii) Executive will be paid his or her Accrued Benefits within thirty (30) days of termination;

(iii) Executive will receive eighteen (18) months of Base Salary continuation (the “Salary Continuation Payment”), offset by any long term disability benefits to which he or she is entitled during such period of salary continuation. In addition to payment of his or her Base Salary, Executive will be entitled to all benefits during the salary continuation period. Notwithstanding the foregoing, if, as of the date of termination pursuant to this Section 9.4, Executive is a Specified Employee, installments of the Salary Continuation Payment will not commence until the Delayed Payment Date and, on the Delayed Payment Date, the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Salary Continuation Payment in installments in accordance with this Section.

(b) If Executive is disabled so that he or she cannot perform his or her duties, then the Company may terminate his or her duties under this Agreement after giving Executive thirty (30) days’ notice of such termination (during which period Executive shall not have returned to full time performance of his or her duties). For purposes of this Agreement, disability will be the inability of Executive, with or without a reasonable accommodation, to perform the essential functions of his or her job for one hundred and eighty (180) days during any three hundred and sixty five (365) consecutive calendar day period as reasonably determined by the Committee (excluding Executive) based on independent medical advice from a physician who has examined Executive (such physician to be selected by the Company and reasonably acceptable to Executive).

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

10. Voluntary Termination Notice Period. Executive may terminate this Agreement at any time for any or no reason during its term upon thirty (30) days’ prior written notice to the Company, except as specified in this Section. If Executive is going to work or act in competition with the Company or its affiliates as described in Section 12 of this Agreement, Executive must give the Company six (6) months’ prior written notice of his or her intention to do so. The written notice provided by Executive shall specify the last day to be worked by Executive (the “Separation Date”), which Separation Date must be at least thirty (30) days or up to six (6) months (as appropriate) after the date the notice is received by the Company (it being understood that Executive shall not work or act in competition with the Company or its affiliates as described in Section 12 of this Agreement for the six (6) month period following delivery of the written notice referenced in the immediately preceding sentence without the prior written consent of the Company). Unless otherwise specified herein, or in a writing executed by both parties, Executive shall not receive any of the benefits provided in this Agreement after the Separation Date except for applicable rights and benefits that apply to employees generally after their termination of employment.

11. Definitions of Cause and Good Reason.

11.1 (a) For purposes of this Agreement, “Cause” shall mean:

(i) The willful failure of Executive to substantially perform Executive’s duties with the Company (as described in Section 2 and Section 3) or to follow a lawful, reasonable directive from the Board or the chief executive officer of the Company (“CEO”) or such other executive officer to whom Executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board (or the CEO, as applicable) which specifically identifies the manner in which the Board (or the CEO, as applicable) believes that Executive has willfully not substantially performed Executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii) (A) Any willful act of fraud, or embezzlement or theft, by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (B) Executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii) Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Caesars Entertainment Corporation conducts gaming operations;

(iv) (A) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange; or

(v) A willful breach by Executive of Section 12 or Section 13 of this Agreement.

(b) For purposes of this Section 11, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until Executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the Board.

11.2 For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his or her intention to terminate his or her Employment for Good Reason:

(a) A reduction by the Company in Executive’s annual Base Salary, as the same may be increased from time to time pursuant to Section 4.1 hereof, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;

(b) Any material diminution in the duties or responsibilities of Executive as of the date hereof; provided that a change in control of the Company that results in the Company becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of Executive, constitute Good Reason;

(c) (i) The failure by the Company to pay or provide to Executive any material portion of his or her then current Base Salary or then current benefits hereunder (except pursuant to a compensation deferral elected by Executive) or (ii) the failure to pay Executive any material portion of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d) The Company’s requiring Executive to be based anywhere other than Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with Executive’s present business travel obligations); or

(e) The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 17 hereof.

12. Non-Competition Agreement.

12.1 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period following the termination of Executive’s employment with the Company and its affiliates equal to the Non-Compete Period (as defined below), he or she will not, directly or indirectly, engage in any activity, including development activity, whether as an employer, employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, which is in competition with the casino, casino/hotel and/or casino/resort businesses conducted by the Company or any of its subsidiaries or affiliates in the United States, Canada or Mexico or such other location that the Company or an affiliate of the Company conducts significant business operations (a) with respect to periods prior to the termination of Executive’s employment with the Company and its affiliates, at any time during Executive’s active employment period and (b) with respect to periods following the termination of Executive’s employment with the Company and its affiliates, at any time during the twelve months preceding the termination of Executive’s employment with the Company and its affiliates. Notwithstanding anything herein to the contrary, this Section 12.1 shall not prevent Executive from: (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market; or (ii) obtaining employment in the hotel/resort industry for an entity that does not engage in the casino business. Executive acknowledges that the restrictions described above are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas. For purposes of this Agreement, “Non-Compete Period” shall mean the following: (w) if the Executive has voluntarily terminated employment with the Company without Good Reason, the notice period under Section 10 (including for the avoidance of doubt, the six-month notice period in the event Executive is going to work or act in competition with the Company as described in Section 13 of this Agreement); (x) (1) if the Company has terminated Executive’s employment with the Company without Cause, (2) if Executive has terminated employment with the Company with Good Reason or (3) if the Company delivers to Executive a Notice of Non-Renewal in accordance with Section 1, the period during which the Company is obligated to pay Executive severance pursuant to Section 9.1, (y) if the Company has terminated Executive’s employment with the Company for Cause, six (6) months, or (z) if the Executive’s employment with the Company is terminated due to disability, the salary continuation period pursuant to Section 9.4.

12.2 If Executive breaches any of the covenants in Section 12.1, then the Company may terminate any of his or her rights under this Agreement, whereupon all of the Company’s obligations under this Agreement shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him or her except for obligations that have been paid (except as otherwise provided in Section 12.6), accrued or are vested as of or prior to such termination date. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief. Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan.

12.3 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not, directly or indirectly hire, induce, persuade or attempt to induce or persuade, any salary grade M50 or higher employee of the Company or its subsidiaries, to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever (other than Executive’s personal secretary and/or assistants).

12.4 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the business interests of the Company, its subsidiaries or affiliates. Executive further agrees from the end of Executive’s full-time employment with the Company and its affiliates not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company, and the Company agrees that it will not make statements to the press or general public with respect to Executive that are detrimental to him or her without the express written prior authorization of Executive. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his or her own business interests that may conflict with the interests of the Company.

12.5 Each of Executive and the Company intends and agrees that if, in any action before any court, agency or arbitration tribunal legally empowered to enforce the covenants in this Section 12, any term, restriction, covenant or promise contained herein is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitration tribunal.

12.6 Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Section 12 find that Executive has breached the terms, restrictions, covenants or promises herein in any material respect (except to the extent it has been modified to make it enforceable): (a) the Company will not be obligated to continue to pay Executive the salary or benefits provided for under the severance provisions contained in the Agreement (including all required benefits under benefit plans), and (b) Executive will reimburse the Company any severance benefits received after the date of termination as well as any reasonable costs and attorney fees necessary to secure such repayments. For the avoidance of doubt, the Company shall be entitled to money damages and/or injunctive relief due to Executive’s breach of the terms, restrictions, covenants or promises contained in this Section 12 without regard to whether or not such breach is material, it being understood that the limiting effect of the phrase “in any material respect” in the immediately preceding sentence shall operate solely with respect to the remedies available pursuant to this Section 12.6.

12.7 For the avoidance of doubt, for purposes of this Section 12, “Executive’s employment” shall not include any period of salary continuation hereunder.

12.8 This Section and all of its provisions will survive Executive’s separation from employment for any reason.

13. Confidentiality.

13.1 Executive’s position with the Company will or has resulted in his or her exposure and access to confidential and proprietary information which he or she did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him or her, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his or her term of employment and without limitation thereafter, Executive agrees to use his or her best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after the end of his or her full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates, or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his or her rights under this Agreement. In such cases, Executive will use his or her reasonable best efforts to notify the Company, at least five (5) business days prior to providing such information, including the nature of the information required to be provided.

13.2 For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates relating to, or useful in connection with, the business of the Company, its subsidiaries and affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, or developed by, Executive as a result of his or her employment with the Company. Confidential Information includes, but is not limited to, the Company’s product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him, her or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.

13.3 Executive agrees that upon separation from employment for any reason whatsoever, he or she shall promptly deliver to the Company all Confidential Information, including but not limited to documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his or her possession (and all copies thereof) containing any such Confidential Information, and all items created in whole or in part by Executive within the scope of his or her employment even if the items do not contain Confidential Information.

13.4 Executive shall also be required to sign a non-disclosure or confidentiality agreement if Executive is not currently a party to such an agreement with the Company. Such agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control. The form of non-disclosure or confidentiality agreement is attached hereto as Exhibit C.

13.5 This Section and all of its provisions will survive Executive’s separation from employment for any reason.

14. Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 12 and 13 are the minimum necessary to protect the Company, its affiliates and subsidiaries, and their successors and assigns, in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants set forth herein and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.

15. Post Employment Cooperation. Executive agrees that upon separation for any reason from the Company, Executive will cooperate in assuring an orderly transition of all matters being handled by him or her. Upon the Company providing reasonable notice to him or her, he or she will also appear as a witness at the Company’s request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance. In connection therewith, the Company agrees to indemnify Executive as prescribed in Article Tenth of the Certificate of Incorporation, as amended, of the Company.

16. Release. Upon the termination of Executive’s active full-time employment, and in consideration of and as a condition to the actual receipt of all compensation and benefits described in this Agreement (including without limitation any severance payments pursuant to this Agreement), except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive and the Company will enter into an agreement which forever and unconditionally waives and releases Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning Executive’s employment with Caesars Entertainment Corporation, its subsidiaries and affiliates, the cessation of that employment and Executive’s service as a shareholder, employee, officer and director of the Company and its subsidiaries. The form of release is set forth in Exhibit B.

17. Assumption of Agreement on Merger, Consolidation or Sale of Assets. In the event the Company agrees to (a) enter into any merger or consolidation with another company in which the Company is not the surviving company or (b) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (1) assume the Company’s financial obligations to Executive under this Agreement or (2) make such other provision for Executive as is reasonably satisfactory to Executive, then Executive shall have the right to resign for Good Reason as defined under this Agreement.

18. Assurances on Liquidation. The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory to and approved by him or her in writing, in fulfillment of or in lieu of its obligations to him or her under this Agreement.

19. Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement and the New Option Plan and, to the extent expressly provided herein, contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and the New Option Plan, including without limitation the Prior Employment Agreement.

20. Assignment.

20.1 Except as otherwise provided in Section 20.2, this Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Agreement by either party shall not relieve such party of its or his or her obligations hereunder.

20.2 The Company may elect to perform any or all of its obligations under this Agreement through a subsidiary or affiliate, and if the Company so elects, Executive will be an employee of such subsidiary or affiliate. Notwithstanding any such election, the Company’s obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

22. Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

23. Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

24. Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his, her or its address by written notice in accordance with this Section 24. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:

And to:

If to Company:	Caesars Entertainment Operating Company, Inc. One Caesars Palace Drive Las Vegas, NV 89109
Attn: General Counsel

25. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

27. Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

28. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

/s/ Mary Thomas
Executive

Caesars Entertainment Operating Company, Inc.

By:	Emily Gaines
Name:	/s/ Emily Gaines
Its:	VP, Compensation and Benefits

Exhibit A

•	Medical Insurance (including health, dental and vision)

•	Life Accident Insurance

•	Accrued benefits under Savings and retirement plan

•	D&O Insurance

•	Financial Counseling (in accordance with Company policy, maximum benefit is funds allocated as of Separation Date – no new funds)

Exhibit B

GENERAL RELEASE

THIS GENERAL RELEASE (the “Release”) is entered into between Caesars Entertainment Operating Company, Inc. (the “Company”) and [            ] (the “Employee”) as of the     day of         ,         . The Company and the Employee agree as follows:

1. Employment Status. The Employee’s employment with the Company shall terminate effective as of            ,         .

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide the Employee with all of the applicable payments and benefits set forth in the Employment Agreement between the Company and the Employee, dated as of             ,         (as amended from time to time, the “Employment Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 9.1 (Termination Without Cause; Resignation for Good Reason; Company Failure to Renew) of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them, including without limitation the Sponsors (as defined in the Management Investor Rights Agreement, dated as of January 28, 2008 among the Company, Employee and the other parties specified therein) (collectively, “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990) or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release; provided, however, that nothing herein shall release (i) any obligation of Company under Section 7 (Lifetime Medical Coverage), Section 9 (Termination of Employment), Section 19 (Amendments; Entire Agreement) or

Section 23 (Jurisdiction) of the Employment Agreement or (ii) any right of indemnification or to director and officer liability insurance coverage under any of the company’s organizational documents or at law under any plan or agreement and applicable to the Employee.

In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes he may have against the Company Releasees. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Company that he has entered into this Agreement knowingly and voluntarily.

As of the Separation Date, Employee acknowledges and represents that Employee has not been either directly or indirectly involved in, witnessed or asked or directed to participate in any conduct that could give rise to an allegation that the Company or any of its subsidiaries or affiliates has violated any laws applicable to its businesses or that could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Employee confirms that Employee has been given the opportunity to report such conduct to the Company and to third parties and that Employee has not made such report. Employee also confirms that Employee has no charge, complaint or action against the Company or any Company Releasees in any forum or form.

5. Bar. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Restrictive Covenants. The Employee acknowledges that the provisions of Section 12 (Non-Competition Agreement) through Section 15 (Post Employment Cooperation), inclusive, of the Employment Agreement shall continue to apply pursuant to their terms.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

8. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

9. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If, within the ten (10) day period following such expiration, Company fails to execute this Release, then this Release shall become null and void and have no force or effect.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Release to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

Employee

Caesars Entertainment Operating Company, Inc.

By:
Name:
Its:

Exhibit C

EMPLOYEE’S AGREEMENT

(CONCERNING PROTECTED AND CONFIDENTIAL

COMPANY INFORMATION AND MATERIALS)

In consideration of, and as a condition precedent to, my employment and/or continued employment, with Caesars Entertainment Operating Company, Inc., or one of its direct or indirect subsidiaries (hereinafter referred to jointly as the “Company”), and for other good and valuable consideration, including but not limited to any future, additional compensation, bonus, stock options, 401(k) matching contributions and other benefits, I hereby specifically agree as follows:

1. I recognize that the Company is engaged in the business of developing, owning and/or managing casinos and related hotels, as well as other gaming related activity. I understand that the Company has developed and is the owner of certain commercially valuable technical and non-technical information, which is not public knowledge, which is a valuable asset essential to and used in the business of the Company. A non-exhaustive list of examples of such Confidential Information is: computer programs including software related documentation, source codes, object codes, technical plans, processes, methods, practices, algorithms and the reports derived from such processes, manuals and databases; internal financial data; marketing programs, strategies and campaigns; internal manuals; new product development plans and ideas; lists of customers, including those lists obtained and maintained by the Company during my employment; and designs, blueprints, architectural plans and engineering data. I acknowledge that the Confidential Information is proprietary to the Company and that, as such, some of the information, including but not limited to that involving computer programs, is treated as a trade secret by the Company and is also protected by certain copyright laws. I recognize and agree that the Company is engaged in a highly competitive industry and that the maintenance of the secret nature of this information is essential to preserving its value to the Company; that disclosure of any of this information would be detrimental to and cause substantial harm to the Company; and that as I have or may have access to or be informed of such information during the course of my employment, that I am obligated to and will safeguard all such information during my employment with the Company. I further agree that I will not duplicate, reverse engineer, alter, replicate or modify the Confidential Information or any part of the Confidential Information made available to me nor disclose to any third party any Confidential Information.

2. In addition to the information developed and owned by the Company that is confidential, I also understand that certain information received from third parties is also confidential and proprietary. Third parties may include, but not be limited to, any and all tribal entities, business enterprises, or other organizations or individuals who have relationships with the Company. To this end, any information received by me from third parties during any furtherance of my obligations as an employee of the Company which concerns the personal, financial, or other affairs of the third party will be treated in full confidence and will not be revealed to any other persons, firms, or organizations and shall be governed by this Agreement in the same manner as the Company’s confidential and proprietary information.

3. I agree that any work, invention, innovation, idea or report that I produce in connection with my work for the Company, or which results from or is suggested by the work I do for or on behalf of the Company is a “work for hire”, and will be the sole property of the Company. (Such work, inventions, innovations, ideas, and reports are referred to as the “Work”.) The foregoing applies whether or not the Work was conceived or performed during Company hours or on Company equipment. I agree that I will execute all necessary documents or take other actions necessary to assist the Company in obtaining patents, copyrights or other legal protection of the Work for the Company’s benefit (although the Work will be the exclusive property of the Company whether or not patented or copyrighted).

4. I will not at any time, directly or indirectly, either during my employment or for two years thereafter, disclose to any person, corporation or other entity which offers any product or service which is, in any way, in competition with any product or service offered by the Company, or use in competition with the Company, any of the Company’s confidential or proprietary information, except on behalf of the Company, without first obtaining the Company’s written consent thereto, which consent can be given only by a duly authorized officer of the Company.

5. Upon the termination of my employment for any reason whatsoever, I will promptly deliver to the Company all documents, computer software, files, databases, drawings, prints, prototypes, models, manuals, letters, lists, notes, notebooks, reports and copies thereof, whether prepared by me or others, all other material of a secret, confidential or proprietary nature relating to the Company’s business, and any other document relating or referring to such material.

6. If I am or become an employee of the Company in Salary Band I or above (manager or above), I recognize that both I and all others in Salary Band I or above (manager or above) are key employees of the Company who have special and unique knowledge of the Company’s operations and personnel and who, as a result of those and other factors, occupy positions of trust and responsibility which bring with them a special duty of care and loyalty to the Company. I recognize that the Company has substantial good will in the casino gaming industry which reaches beyond the Company location at which I am currently employed. I also recognize that the Company has spent substantial time and has incurred substantial expense in maintaining and creating customer good will among its manager-level employees; that the training, experience, skills and unique knowledge of the Company’s operation are an integral part of, and are necessary for, an efficient, profitable operation; and that, therefore, the Company has a protectable business interest in maintaining these employees. I understand that my solicitation of any manager-level employee, with whom I have had a reporting relationship (up or down) or other direct contact or association while employed by the Company or thereafter, for employment at a casino and/or related hotel which competes with the Company in the gaming business would cause detrimental and irreparable harm to the Company. Accordingly, neither during my employment with the Company nor for eighteen (18) months following the cessation of that employment will I either directly or indirectly induce, persuade, solicit, or attempt to induce or persuade any Company employee in Salary Band I or above (manager or above) as described above in this paragraph to leave or abandon his/her employment with the Company for employment at a casino and/or related hotel which competes with the Company in the gaming business. I understand that such inducement, persuasion and/or solicitation includes, but is not limited to, recommending that the manager-level employee contact any person affiliated with a competitor of the Company in the gaming business.

7. I understand and agree that a breach by me of any of the obligations set forth above will cause the Company to suffer irreparable harm. Accordingly, I understand and agree that if I breach any of my obligations set forth above, the Company has the right to petition a court for, and to obtain therefrom, an injunction enjoining me from breaching any such obligations. I further understand and agree that, to the extent that they can be proven by the Company, I will be liable for such monetary damages as a result from any breach by me of my obligations set forth above prior to such breach being enjoined by the Company.

8. The Company’s rights and my obligations created by this Agreement are intended to be in addition to, and not in limitation of, any obligation I may have, or right the Company may have, under otherwise applicable law. This Agreement replaces any prior “Employee’s Agreement (Concerning Protected and Confidential Information and Materials).” Also, this Agreement and the obligations referred to herein are separate from and in addition to any other obligations I may have to the Company. I understand that I have an affirmative obligation to advise any future employer of mine of the existence of this Agreement and to provide said employer with a copy of the Agreement; and that the Company may also advise and provide any future employer a copy of this Agreement. I specifically acknowledge that both my obligations and the Company’s remedies hereunder are fair and reasonable.

9. If any provision of this Agreement is held to be unenforceable, I understand and agree that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable. I also agree that the Company may assign its rights under this Agreement to any parent, subsidiary, or affiliate or to any successor entity that becomes my employer through any merger, spin-off, reorganization or restructuring.

10. I agree that this Agreement shall be governed by and construed under the laws of the State of NV (where employed), and I hereby consent to the jurisdiction of the courts of the State of NV (where employed) in any action brought by the Company to enforce this Agreement. I further agree that I will pay all costs and expenses, including reasonable attorneys fees, incurred by the Company in enforcing any of my obligations under this Agreement.

[Signature Page Follows]

COMPANY		EMPLOYEE

Emily Gaines		Printed:	Mary Thomas

By:	/s/ Emily Gaines	Signed:	/s/ Mary Thomas

Date:	11-17-2011	Date:	11/17/11

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that he/she has received, read and understands the Caesars Entertainment Operating Company, Inc., or one of its direct or indirect subsidiaries, Employee’s Agreement (Concerning Protected and Confidential Company Information and Materials).

/s/ Mary Thomas
Signature

Mary Thomas
Printed Name

Date:	11/17/11